Exhibit 99.1

                 ROCKWELL MEDICAL TECHNOLOGIES, INC. REPORTS Q3;
                         PROJECTS INCREASED SALES IN Q4

    WIXOM, Mich., Nov. 8 /PRNewswire-FirstCall/ -- Rockwell Medical Technologies, Inc. (Nasdaq: RMTI), a leading, innovative manufacturer of hemodialysis products and developer of specialty pharmaceuticals focused on the end-stage-renal-disease (ESRD) market, reported its third quarter and nine month results today which included increased spending on product development and drug approval costs for soluble ferric pyrophosphate (SFP).

    Business and Financial Highlights for the quarter and year to date included:

    Third Quarter Financial Highlights:

    *  Sales were $7,379,200; $449,000 lower than the third quarter of 2005.

    * International sales were $1.5 million lower compared to the third quarter of 2005.

    * Domestic sales increased by over $1 million or 20% over the third quarter of 2005.

    *  Sales increased 25.7% sequentially from the second quarter of 2006.

    *  Net loss was ($1,621,669) which included $1,621,821 in R&D costs.

    * Net loss per share was ($.14), which included R&D costs of $.14 per share for SFP, vs. EPS of $.02 last year.

    Nine Month Financial Highlights:

    * Sales were $19.4 million; $1.8 million or 8.6% lower than the first nine months of 2005.

    * International sales were $4.5 million lower than in the first nine months of 2005.

    *  Domestic sales increased $2.7 million or 17.3%.

    * Increased market share of independent and smaller chain accounts grew 35.8% over the first nine months of 2005; and represented over 53% of total sales.

    *  Net loss was ($3,419,944) which included $3,381,643 in R&D costs.

    * Net loss per share was ($.31) which included R&D costs of $.31 per share for SFP vs. 2005 EPS of $.04.

    SFP Development Highlights:

    * Non-clinical testing program for toxicity and safety pharmacology studies progressing toward completion.

    * Favorable SFP safety profile demonstrated in both completed and interim reports from non-clinical testing.

    * Submitted protocol to FDA to begin dose ranging study; on track to begin study in the fourth quarter.

    * Modified National Institutes of Health (NIH) study protocol; on track to begin study in the fourth quarter.

    * Western Institutional Review Board (WIRB) approved modified protocol to begin NIH SFP study.

    Mr. Robert L. Chioini, Chairman and Chief Executive Officer of Rockwell Medical Technologies, Inc. stated, "Our third quarter results reflected dynamic changes in our market and business. The continuing withdrawal of a major competitor from the concentrate market is creating significant opportunity for us to expand our business. In addition, our international distributors have substantially increased their order volumes over their orders in the first half of 2006. We anticipate sequentially increasing sales and gross profit margins in the fourth quarter."

    Mr. Chioini also said, "We are actively working towards FDA market approval of our SFP product. We met with the FDA in the second quarter and carefully evaluated their feedback. We have made adjustments to our clinical plan and to the NIH funded study protocol in order to capture additional data to facilitate the FDA approval process. We anticipate beginning human clinical trials before the end of this year."

    Rockwell is actively working towards FDA market approval for its proprietary iron-delivery product SFP, which is designed to provide physiological iron maintenance therapy for hemodialysis patients with end stage renal disease. The U.S. market for intravenous iron products is estimated to be approximately $450,000,000 while the global market is believed to be over $750,000,000. The Company anticipates that human clinical studies will commence this year. SFP was successfully tested in an FDA Phase II clinical trial and was shown to be safe and effective at maintaining iron stores at targeted levels. Non-clinical safety, pharmacology and toxicology testing throughout the first nine months of 2006 have shown a safety profile both consistent with earlier human testing and with the Company's expectations.

    Rockwell will be hosting a conference call to review its results and business developments on Wednesday, November 8, 2006 at 11:00 a.m. EST. Investors are encouraged to dial in a few minutes in advance of the call at 866-406-5369 or may listen on the web at http://orion.calleci.com/servlet/estreamgetevent?id=7301&folder=default using
Windows Media Player. See http://www.rockwellmed.com for more details and playback options.

    Rockwell Medical Technologies, Inc. is a leading, innovative manufacturer and developer of concentrates and specialty pharmaceuticals focused on improving the quality of care for dialysis patients. Dialysis is a process that duplicates kidney function for those patients whose kidneys have failed to work properly and who suffer from chronic kidney failure, a condition also known as end-stage-renal-disease (ESRD). There are an estimated 350,000 dialysis patients in the United States and the incidence of ESRD has increased approximately 3-5% on average each year over the last five years. Rockwell manufactures, markets and delivers high-quality dialysis solutions, powders and ancillary products that are used to cleanse the ESRD patient's blood and replace nutrients in the bloodstream. Rockwell's proprietary formulations for iron-delivery and vitamin/carnitine-delivery, utilizing its dialysate as the delivery mechanism, are designed to provide replacement therapy with unprecedented patient safety and efficacy while eliminating nursing time and supply cost. Rockwell offers the proprietary Dri-Sate(R) Dry Acid Concentrate Mixing System, RenalPure(R) Liquid Acid Concentrate, SteriLyte(R) Liquid Bicarbonate Concentrate, RenalPure(R) Powder Bicarbonate Concentrate, Blood Tubing Sets, Fistula Needles and a wide range of ancillary dialysis items. Visit Rockwell's website at http://www.rockwellmed.com for more information.

    Certain statements in this press release with respect to Rockwell's business and operations, including statements regarding status and timing of Rockwell's efforts to obtain FDA approval of SFP, the potential of Rockwell's proprietary Soluble Ferric Pyrophosphate (SFP) to capture market share, potential for sales growth, expected customer orders, etc. constitute "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements reflect management's expectations and are based upon currently available information. Management of Rockwell believes the expectations reflected in the forward- looking statements made in this press release are based upon reasonable assumptions. However, certain factors could occur that might cause actual results to vary. These include, but are not limited to, delays or failure to obtain FDA approval of SFP, failure to obtain Medicare or private insurance reimbursement approval, cancellation of an existing purchase order from a major international distributor of our products or failure of such international distributor to order anticipated level of products in the fourth quarter of 2006, delay or failure to be awarded expected new business from a major customer or distributor, general economic conditions, economic conditions in the hemodialysis industry, modified regulatory requirements, competitive factors, and other factors discussed in Rockwell's reports filed with the Securities and Exchange Commission. These forward-looking statements should be considered in light of these risks and uncertainties.

               Rockwell Medical Technologies, Inc. and Subsidiary

                         Consolidated Income Statements

For the three and nine months ended September 30, 2006 and September 30, 2005

                                 (Whole dollars)
                                   (Unaudited)

                               Three Months    Three Months     Nine Months     Nine Months
                                   Ended           Ended          Ended            Ended
                                 Sept. 30,       Sept. 30,       Sept. 30,       Sept. 30,
                                   2006            2005            2006            2006
                               ------------    ------------    ------------    ------------
Sales                          $  7,379,201    $  7,828,262    $ 19,410,357    $ 21,238,803
Cost of Sales                     6,785,796       6,868,274      17,568,497      18,798,954
    Gross Profit                    593,405         959,988       1,841,860       2,439,849
Selling, General and
 Administrative                     592,767         684,809       1,912,544       1,935,114
Research and Product
 Development                      1,621,821          74,010       3,381,643         159,831
    Operating Income (Loss)      (1,621,183)        201,169      (3,452,327)        344,904
Other Income                              -               -               -         137,468
Interest Income
 (Expense), net                        (486)        (44,992)         32,383        (131,524)
    Net Income (Loss)          $ (1,621,669)   $    156,177    $ (3,419,944)   $    350,848

Basic Earnings
 (Loss) per Share              $       (.14)   $        .02    $       (.31)   $        .04

Diluted Earnings
 (Loss) per Share              $       (.14)   $        .02    $       (.31)   $        .04

               Rockwell Medical Technologies, Inc. And Subsidiary

                           Consolidated Balance Sheets

                 As of September 30, 2006 and December 31, 2005

                                 (Whole Dollars)
                                   (Unaudited)

                                               September 30,       December 31,
                                                   2006               2005
                                              ---------------    ---------------
  ASSETS
Cash and Cash Equivalents                     $     4,034,516    $       299,031
Accounts Receivable, net of a  reserve of
 $92,000 in 2006 and $70,000 in 2005                2,748,827          2,836,072
Inventory                                           2,547,135          2,051,819
Other Current Assets                                  257,776            193,158
    Total Current Assets                            9,588,254          5,380,080

Property and Equipment, net                         2,486,943          2,430,222
Intangible Assets                                     467,957            394,819
Goodwill                                              920,745            920,745
Other Non-current Assets                              129,584            134,794
    Total Assets                              $    13,593,483    $     9,260,660

  LIABILITIES AND SHAREHOLDERS' EQUITY

Short Term Borrowings                         $             -    $     1,800,000
Notes Payable & Capitalized Lease
 Obligations                                          444,634            522,439
Accounts Payable                                    2,425,081          1,795,393
Accrued Liabilities                                   488,741            530,749
Customer Deposits                                     386,682             33,558
    Total Current Liabilities                       3,745,138          4,682,139

Long Term Notes Payable & Capitalized
 Lease Obligations                                    414,632            733,723

    Shareholders' Equity:
Common Shares, no par value, 11,475,749
 and 8,886,948 shares issued and
 outstanding                                       23,052,274         12,628,539
Common Share Purchase Warrants, - 0 -
 and 3,591,385 shares issued and
 outstanding                                                -          1,414,876
Accumulated Deficit                               (13,618,561)       (10,198,617)
    Total Shareholders' Equity                      9,433,713          3,844,798

    Total Liabilities And Shareholders'
     Equity                                   $    13,593,483    $     9,260,660

SOURCE  Rockwell Medical Technologies, Inc.
    -0-                                 11/08/2006
    /CONTACT: Ronald J. Aubrey - Investor Relations, +1-866-565-6139, or Thomas Klema - CFO, +1-248-960-9009, both of Rockwell Medical Technologies, Inc./
    /Web site:  http://www.rockwellmed.com /
    (RMTI)